  As filed with the Securities and Exchange Commission on March 30, 1999

                                                Registration No. 333-74917
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 1

                                    to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                                PROLOGIS TRUST
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Maryland                                    74-2604728
     (State of organization)                  (I.R.S. Employer Identification
                                                          Number)

                 14100 East 35th Place, Aurora, Colorado 80011
                                (303) 375-9292
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                ---------------

                         Edward S. Nekritz, Secretary
                                ProLogis Trust
                 14100 East 35th Place, Aurora, Colorado 80011
                                (303) 375-9292
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                ---------------

                              Copy of service to:
                               Michael T. Blair
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600

   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

                                ---------------

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

PROSPECTUS

                                 PROLOGIS TRUST

                                 common shares

   The shareholders of ProLogis Trust identified in this prospectus are offering and selling common shares of beneficial interest of ProLogis. The ProLogis common shares being offered by this prospectus were acquired by the selling shareholders by virtue of the merger of Meridian Industrial Trust, Inc. with and into ProLogis.

   The selling shareholders may offer their ProLogis common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices.

   The ProLogis common shares are listed on the New York Stock Exchange under the symbol "PLD." On March 29, 1999, the closing price of a ProLogis common share on the New York Stock Exchange was $19.375.

    See the risk factors beginning on page 4 for a discussion of risks relating to the ownership of ProLogis common shares.

                               ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                              March 30, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company................................................................   3

Risk Factors...............................................................   4

Use of Proceeds............................................................   8

Selling Shareholders.......................................................   8

Plan of Distribution.......................................................  10

Experts....................................................................  19

Legal Matters..............................................................  20

Where You Can Find More Information........................................  20

                                  THE COMPANY

   ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Effective March 30, 1999, Meridian merged with and into ProLogis. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both for warehousing and light manufacturing uses. ProLogis is focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System(TM) and believes it has distinguished itself from its competition by being the only entity that combines all of the following:

     (1) An international operating platform dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 419 of which are currently ProLogis customers;

     (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

     (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

   After completion of the merger, ProLogis' real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, consisted of approximately 142.0 million square feet of operating distribution facilities and approximately 16.4 million square feet of refrigerated distribution facilities. In addition, ProLogis had 10.8 million square feet of distribution facilities under development at a total expected investment of $473.1 million in 94 North American and European Markets. Also, ProLogis owned or controlled approximately 5,100 acres of land for future development of approximately 87.9 million square feet of distribution facilities.


   ProLogis' objective is to increase shareholder value by achieving long-term sustainable growth in cash flow. ProLogis has developed a business strategy that combines an operational plan, an investment plan and a financing plan to achieve its overall objective.

   ProLogis was originally formed in June 1991 to take advantage of two strategic opportunities identified as a result of extensive market research:

  . the opportunity to build a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory at attractive prices; and

  . the opportunity to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis.

   In 1997, ProLogis began expanding its operations into Mexico and Europe to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. Consistent with ProLogis' objective of expanding its services platform for its targeted customer base, in 1997 and 1998 ProLogis further expanded to serve the refrigerated logistics needs of its customers by acquiring an international refrigerated distribution network. Today, ProLogis' business is organized into the following segments:

  . acquisition and development of industrial distribution facilities for long-term ownership and leasing in the United States, Europe (a portion of which is owned through an unconsolidated subsidiary) and Mexico;

  . operation of refrigerated distribution facilities through unconsolidated subsidiaries (one operating in the United States and Canada and one operating in nine countries in Europe); and

  . development of distribution facilities for future sale or on a fee basis in the United States and Mexico and in the United Kingdom through an unconsolidated subsidiary.

   This global network of distribution facilities has ProLogis well positioned to become the global leader in this rapidly consolidating industry.

                                  RISK FACTORS

Significant Influence of principal shareholder may impact ProLogis management and operations

   Security Capital Group Incorporated owns approximately 30.9% of the issued and outstanding common shares of ProLogis. Through its ownership of common shares, Security Capital controls approximately 30.9% of the vote on matters submitted for shareholder action, including the election of trustees. Other than shareholders who acquired shares prior to ProLogis' initial public offering who may hold up to 30% of the shares of ProLogis, no other shareholder may hold more than 9.8% of the shares of ProLogis. Security Capital has a right to nominate up to three trustees, depending on its level of ownership of shares. The trustees so elected are in a position to exercise significant influence over the affairs of ProLogis if they were to act together in the future. Additionally, for so long as Security Capital beneficially owns at least 10% of ProLogis' outstanding common shares, Security Capital has the right to approve:

     (1) ProLogis' annual operating budget and substantial deviations therefrom;

     (2) Acquisitions or dispositions in a single transaction or group of related transactions where the purchase price exceeds $5 million;

     (3) property management arrangements; and

     (4) the increase of the number of trustees to more than 10.

   Accordingly, due to the foregoing, for so long as it continues to beneficially own at least 10% of ProLogis' outstanding common shares, Security Capital will retain significant influence over the affairs of ProLogis which may result in decisions that do not fully represent the interests of all shareholders of ProLogis.

The geographic concentration of ProLogis in several markets exposes ProLogis to the general economic conditions of these markets

   ProLogis' operating performance depends on the economic conditions of markets in which its facilities are concentrated. The merger increased the concentration of ProLogis facilities in five United States metropolitan areas, Los Angeles 10.3%, Dallas 7.5% and Chicago 5.8% of ProLogis' total number of distribution facilities. ProLogis' operating performance could be adversely affected if conditions, such as an oversupply of space or a reduction in demand for industrial distribution facilities, in ProLogis' larger markets become more competitive relative to other geographic areas. Any material oversupply of space or reduction of demand for space could adversely effect ProLogis' operating income and the value of ProLogis shares.

ProLogis' real estate investments are subject to risks particular to real estate investments

 Value of real estate dependent on numerous factors

   Real property investments are subject to varying degrees of risk. Real estate values are affected by a number of factors, including:

     (1) changes in the general economic climate;

     (2) local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

     (3) the quality and philosophy of management;

     (4) competition from other available space;

     (5) the ability of the owner to provide adequate maintenance and insurance;

     (6) the ability of the owner to control variable operating costs;

     (7) government regulations;

     (8) interest rate levels;

     (9) the availability of financing; and

     (10) potential liability under, and changes in, environmental, zoning, tax and other laws.

 Restrictions on, and risks of, unsuccessful development activities

   ProLogis intends to continue to pursue development activities as opportunities arise. Such development activities generally require various government and other approvals. ProLogis may not receive such approvals. ProLogis will be subject to risks associated with any such development activities. These risks include:

     (1) the risk that development opportunities explored by ProLogis may be abandoned;

     (2) the risk that construction costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated;

     (3) limited cash flow during the construction period; and

     (4) the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

   In case of an unsuccessful development project, ProLogis' loss could exceed its investment in the project.

 Tenant default

   ProLogis' income and distributable cash flow would be adversely affected if a significant number of ProLogis' tenants were unable to meet their obligations to ProLogis, or if ProLogis were unable to lease, on economically favorable terms, a significant amount of space in its industrial distribution facilities. In the event of default by a significant number of tenants, ProLogis may experience delays and incur substantial costs in enforcing its rights as landlord.

 Illiquidity of real estate investments

   Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of ProLogis to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with equity real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying as real estate investment trusts under the Internal Revenue Code of 1986, ProLogis must comply with the safe harbor rules, relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto, or meet other tests which enable a real estate investment trust to avoid punitive taxation on the sale of assets. Thus, ProLogis' ability to sell assets at any time to change its asset base may be restricted.

Share prices may be effected by market interest rates

   The annual distribution rate on the ProLogis common shares as a percentage of its market price may influence the trading price of such common shares. An increase in market interest rates may lead investors to demand a higher annual distribution rate, which could adversely affect the market price of such common shares. A decrease in the market price of the ProLogis common shares could reduce ProLogis' ability to raise additional equity in the public markets.

Uninsured losses may adversely affect ProLogis

   Some types of losses, such as from hurricanes or may be uninsurable, or the cost of insuring against such losses may not be economically justifiable. If an uninsured loss occurs, ProLogis could lose both the invested capital in and anticipated revenues from the facility, but would still be obligated to repay any recourse mortgage indebtedness on the facility.

Potential environmental liability

   Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation of such substances could be substantial. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. The presence of such substances on ProLogis' properties may adversely affect its ability to sell such properties or to borrow using such properties as collateral and may also have an adverse affect on ProLogis' ability to pay distributions to its shareholders.

Debt financing, increases in interest rates, financial covenants and absence of limitations on debt may result in decreased distributions to shareholders

 Debt financing

   ProLogis is subject to risks normally associated with debt financing, including the risk that ProLogis' cash flow will be insufficient to meet required payments of principal and interest and the risk that ProLogis will not be able to be refinance existing indebtedness or that the terms of such refinancings will not be as favorable as the terms of the existing indebtedness. There can be no assurance that ProLogis will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

 Requirements of credit facilities; foreclosures

   The terms of ProLogis' indebtedness require ProLogis to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios, maintaining insurance coverage, etc. These covenants may limit ProLogis' flexibility in its operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if ProLogis has satisfied its payment obligations. If ProLogis is unable to refinance its indebtedness at maturity or meet its payment obligations, the amount of cash available for distribution may be adversely affected.

 Risk of rising interest rates

   ProLogis may incur indebtedness in the future that bears interest at a variable rate or may be required to refinance its debt at higher interest rates. Increases in interest rates could increase ProLogis' interest expense, which could adversely affect ProLogis' ability to pay expected distributions to shareholders.

 No Limitation on Debt

   ProLogis currently has a policy of incurring debt only if, upon such incurrence, ProLogis' debt-to-book capitalization ratio, as adjusted, would equal 50% or less. However, the ProLogis declaration of trust does not contain a provision limiting indebtedness to such ratio. Accordingly, the ProLogis board could alter or eliminate this policy and would do so if, for example, it were necessary in order for ProLogis to continue to qualify as a real estate investment trust. If this policy were changed, ProLogis could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to shareholders.

Costs of Compliance with Laws may reduce cash flow available for distribution

   ProLogis' facilities are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. There can be no assurance that these requirements will not be changed or that new requirements will not be imposed, a result that could require significant unanticipated expenditures by ProLogis and could have an adverse effect on ProLogis' cash flow.

Failure to qualify as a real estate investment trust could adversely affect shareholders

   ProLogis has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, commencing with its taxable year ended December 31, 1993. To maintain real estate investment trust status, ProLogis must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a real estate investment trust are largely real estate related, that a real estate investment trust distributes substantially all its ordinary taxable income to shareholders on a current basis and that the real estate investment trust's ownership is not overly concentrated. Due to the complex nature of these rules, the limited available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at ProLogis, no assurance can be given that ProLogis will qualify as a real estate investment trust for any particular year.

   If ProLogis fails to qualify as a real estate investment trust, it will be taxed as a regular corporation, and distributions to shareholders will not be deductible in computing ProLogis' taxable income. The resulting corporate tax liabilities could materially reduce the funds available for distribution to ProLogis' shareholders or for reinvestment. In the absence of real estate investment trust status, distributions to shareholders would no longer be required. Moreover, ProLogis might not be able to elect to be treated as a real estate investment trust for the four taxable years after the year during which ProLogis ceased to qualify as a real estate investment trust. In addition, if ProLogis later requalified as a real estate investment trust, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions equal to any earnings accumulated during the period of non-real estate investment trust status.

Potential adverse effect of real estate investment trust distribution requirements

   To maintain its qualification as a real estate investment trust under the Internal Revenue Code of 1986, ProLogis must annually distribute to ProLogis' shareholders at least 95% of its real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95% of its net income after tax, if any, for foreclosure property, minus the sum of some items of non-cash income. This requirement limits ProLogis' ability to accumulate capital. ProLogis may not have sufficient cash or other liquid assets to meet the distribution requirement. Difficulties in meeting the distribution requirements might arise due to competing demands for ProLogis' funds or to timing differences between tax reporting and cash receipts and disbursements because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or deductions may be disallowed or limited. In those situations, ProLogis might be required to borrow funds or sell facilities on adverse terms in order to meet the distribution requirements. If ProLogis fails to make a required distribution, it would cease to be a real estate investment trust.

                                USE OF PROCEEDS

   All net proceeds from the sale of the ProLogis common shares will go to the shareholders who offer and sell their shares. Accordingly, ProLogis will not receive any proceeds from the sale of the ProLogis common shares.

                              SELLING SHAREHOLDERS

   Pursuant to registration rights agreements between the selling shareholders and Meridian Industrial Trust, Inc., copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, Meridian was required to register the shares of stock of Meridian owned by the selling shareholders. In connection with the merger of Meridian into ProLogis, ProLogis assumed the obligations of Meridian under the registration rights agreements and was required to register the ProLogis common shares issued to the selling shareholders in connection with the merger. ProLogis is required to keep the registration statement effective until the selling shareholders have sold all of their respective ProLogis common shares.

   Pursuant to the registration rights agreements, ProLogis and the selling shareholders agreed to indemnify each other against various liabilities, including liabilities under the Securities Act of 1933 in connection with the sale of the shares pursuant to a registered public offering contemplated by the registration rights agreements. The selling shareholders are required to pay the underwriting discounts and commissions and expenses of their legal counsel and accountants associated with the offering contemplated by this prospectus, and ProLogis is generally required to pay all of the other expenses directly associated with the offering, including, without limitation, the cost of registering the ProLogis common shares being offered, including applicable registration and filing fees, printing expenses and applicable expenses for legal counsel and accountants incurred by ProLogis.

   The table below sets forth the name of each selling shareholder and relationship, if any, with ProLogis. The table also shows the number of ProLogis common shares beneficially owned by each selling shareholders as of March 24, 1999, assuming no shares have been sold under this prospectus as of that date, the maximum number of ProLogis common shares which may be offered for the account of each selling shareholder under the prospectus, and the amount and percentage of ProLogis common shares to be owned by the selling shareholder assuming the sale of all of the ProLogis common shares which may be offered under this prospectus.

                                                                    Amount and
                                Shares                            Percentage of
                          Beneficially Owned     Shares        Shares Beneficially
Selling Shareholder       Prior to Offering  Being Offered(1) Owned After Offering(1)
-------------------       ------------------ ---------------  ----------------------
Hunt Acquisitions
 Partners, Ltd.(2)......        767,981           767,981                0
  1445 Ross at Field
  Dallas, Texas 75202
The Prudential Insurance
 Company of America(3)..      7,820,395         7,820,395                0
  8 Campus Drive
  Parsippany, New Jersey
  07054
The Prudential Variable
 Contract Real Property
 Partnership............        557,583           557,583                0
  8 Campus Drive
  Parsippany, New Jersey
  07054
Strategic Performance
 Fund--II, Inc..........      1,035,966         1,035,966                0
  8 Campus Drive
  Parsippany, New Jersey
  07054
USAA Real Estate
 Company................      1,263,289         1,263,289                0
  8000 Robert F.
  McDermott Freeway
  Suite 600
  San Antonio, Texas
  98230
State Street Bank and
 Trust Company, as
 Trustee for Ameritech
 Pension Trust..........      9,777,457         9,777,457                0
  One Enterprise Drive
  Solomon Willard
  Building (W6C)
  North Quincy,
  Massachusetts 02171
OTR.....................      1,132,286         1,132,286                0
  275 East Broad Street
  Columbus, Ohio 43215

--------
(1) Assumes the sale of all ProLogis common shares offered by this prospectus, although none of the selling shareholders are under any obligation known to ProLogis to sell any ProLogis common shares.
(2) Also reporting beneficial ownership of the same shares are Ray L. Hunt and RLH Investments, Inc. Their address is the same as that of Hunt.
(3) Includes 3,638,521 ProLogis common shares held by The Prudential Insurance Company of America on behalf of three insurance company separate accounts.

                              PLAN OF DISTRIBUTION

   Any of the selling shareholders may sell any of their ProLogis common shares offered under this prospectus from time to time. Sales may be made through underwriters, either separately or in connection with offerings of securities by ProLogis or through brokers or dealers either separately in connection with block trades by the selling shareholders or in connection with offerings of securities by ProLogis. To the extent required by applicable law, a prospectus supplement with respect to the ProLogis common shares being offered will set forth the terms of the offering of the ProLogis common shares, including the name or names of any underwriters, dealers, or agents, the purchase price of the ProLogis common shares and the proceeds to the selling shareholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

   If underwriters are used in the sale, the ProLogis common shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The ProLogis common shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of ProLogis common shares will be named in the prospectus supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters or agents to purchase the ProLogis common shares will be subject to conditions precedent and the underwriters will be obligated to purchase all the ProLogis common shares if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If dealers are used in the sale of ProLogis common shares with respect to which this prospectus is delivered or with respect to any block trades, the selling shareholder will sell such ProLogis common shares to the dealers as principals. The dealers may then resell such ProLogis common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

   In connection with the sale of the ProLogis common shares, underwriters or agents may receive compensation from the selling shareholders or from purchasers of ProLogis common shares for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the ProLogis common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholders and any profit on the resale of the ProLogis common shares by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

   Upon ProLogis' being notified by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of any ProLogis common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     (1) the names of such brokers or dealers, the number of ProLogis common shares to be sold;

     (2) the price at which such ProLogis common shares are being sold;

      (3) the commissions paid or the discounts or concessions allowed to such brokers or dealers;

      (4) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;

      (5) any change in the identity of the selling shareholder; and

      (6) other facts material to the transaction.

   Agents, dealers and underwriters may be entitled under agreements entered into with ProLogis and/or the selling shareholders to indemnification by ProLogis and/or the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for ProLogis and/or the selling shareholders in the ordinary course of business.

                       FEDERAL INCOME TAX CONSIDERATIONS

   ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the ProLogis common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the ProLogis common shares.

   Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ending December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

   This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis' qualification and taxation as a real estate investment trust will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation," at both the corporate and shareholder levels, that generally results from the use of corporations.

   If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

   ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993 and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of ProLogis

 General

   In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

   Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if ProLogis has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

     (1) 85% of its real estate investment trust ordinary income for such year;

     (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years.

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   The Taxpayer Relief Act of 1997 permits a real estate investment trust to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

   In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

 Share Ownership Test

   ProLogis' shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of ProLogis may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the Taxpayer Relief Act, for taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and other information. In addition, ProLogis' declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

 Asset Tests

   At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of ProLogis' total assets, or 10% of the outstanding voting securities of any one issuer.

 Gross Income Tests

   There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. Prior to taxable years beginning August 5, 1997, there were three separate percentage tests relating to the sources of ProLogis' gross income which must have been satisfied for each prior taxable year. For purposes of these tests, where ProLogis invests in a partnership, ProLogis will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ProLogis as it has in the hands of the partnership. The three tests are as follows:

   1. The 75% Test. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     (1) rents from real property, except as modified below;

     (2) interest on obligations collateralized by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of "dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business;

     (4) dividends or other distributions on shares in other real estate investment trust, as well as gain from the sale of such shares;

     (5) abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property; and

     (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

   Rents received from a tenant will not however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom ProLogis derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ProLogis are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation.

   2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. See "--Taxation of ProLogis--General."

   Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

     (1) ProLogis' failure to comply was due to reasonable cause and not to willful neglect;

     (2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

   3. The 30% Test. For taxable years beginning prior to August 5, 1997, ProLogis must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of:

     (1) real property held for less than four years, other than foreclosure property and involuntary conversions;

     (2) stock or securities held for less than one year; and

     (3) property in a prohibited transaction.

The 30% gross income test has been repealed by the Taxpayer Relief Act for taxable years beginning after August 5, 1997.

 Annual Distribution Requirements

   In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 95% of ProLogis' real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95% of its net income after tax, if any, from foreclosure property, minus the sum of some items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act permits a real estate investment trust, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

   ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' real estate investment trust taxable income on the other hand. To avoid any problem with the 95% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   If ProLogis fails to meet the 95% distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

 Tax Aspects of ProLogis' Investments in Partnerships

   A significant portion of ProLogis' investments are through ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV. ProLogis will include its proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

   ProLogis' interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See "--Failure to Qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

 Failure to Qualify

   If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis' Shareholders

 Taxation of Taxable Domestic Shareholders

   As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis' actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

   Shareholders of ProLogis should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

 Backup Withholding

   ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

 Taxation of Tax-Exempt Shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust," based upon the ruling, the analysis therein and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

 Taxation of Foreign Shareholders

   ProLogis will qualify as a "domestically-controlled real estate investment trust" so long as less than 50% in value of its Shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

   Distributions of cash generated by ProLogis' real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 with ProLogis claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in some respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

   Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Other Tax Considerations

 ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated

   ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that ProLogis Development Services Incorporated or ProLogis Logistics Services Incorporated is required to pay federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

   Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

   Since ProLogis has made this election, if during the "recognition period," being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis' adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate level tax on its built-in gain.

 Possible Legislative or Other Actions Affecting Tax Consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in ProLogis.

 State and Local Taxes

   ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

 Foreign Taxes

   Frigoscandia SA, a Luxembourg corporation, and its subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Frigoscandia SA will pay any such foreign taxes prior to payment of any dividends. Frigoscandia SA will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that Frigoscandia SA is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

   Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of ProLogis common shares in an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                                    EXPERTS

   The consolidated financial statements and schedules of ProLogis as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, which report is incorporated by reference herein, and on the authority of that firm as experts in accounting and auditing. Future financial statements of ProLogis and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

                                 LEGAL MATTERS

   Mayer, Brown & Platt will pass on various legal matters relating to the validity of the ProLogis common shares. Mayer, Brown & Platt has in the past represented ProLogis, some of the selling shareholders and their respective affiliates.

                      WHERE YOU CAN FIND MORE INFORMATION

   ProLogis is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials ProLogis files with the Securities and Exchange Commission at the its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. ProLogis' outstanding common shares are listed on the New York Stock Exchange under the symbol "PLD," and all reports, proxy statements and other information filed by ProLogis with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

   ProLogis has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common shares of ProLogis being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

   The Securities and Exchange Commission allows ProLogis to "incorporate by reference" the information ProLogis files with the Securities and Exchange Commission, which means that ProLogis can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that ProLogis files later with the Securities and Exchange Commission will automatically update and supersede this information.

   ProLogis incorporates by reference the documents listed below:

     (a) ProLogis' annual report on Form 10-K for the year ended December 31, 1998;

     (b) ProLogis' current reports on Form 8-K filed March 24, 1999; and

     (c) The description of the ProLogis common shares and preferred share purchase rights contained or incorporated by reference in ProLogis' registration statement on Form 8-A filed February 23, 1994.

   The Securities and Exchange Commission has assigned file number 1-12846 to the reports and other information that ProLogis files with the Securities and Exchange Commission.

   You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning ProLogis at the following address or telephone number.

       Investor Relations Department
       ProLogis Trust
       14100 East 35th Place
       Aurora, Colorado 80011
       (303) 375-9292
       (800) 820-0181
       www.prologis.com

   All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

   Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

      Registration fee................................................ $121,963
      Printing and duplicating expenses...............................    5,000
      Legal fees and expenses.........................................   10,000
      Accounting fees and expenses....................................    5,000
      Miscellaneous expenses..........................................    8,037
                                                                       --------
          Total....................................................... $150,000
                                                                       ========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

   Article 4, Section 11, of the ProLogis declaration of trust provides as follows with respect to indemnification of Trustees:

     "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any mater unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

   Article 9, Section 1 of the ProLogis declaration of trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

     "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

       (1) The Trustee or officer actually received an improper benefit in money, property or services in which case, such liability shall be for the amount of the benefit in money, property or services actually received;

       (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

       (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

       (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

   Article 9, Section 6 of the declaration of trust provides as follows with respect to the indemnification of trustees and officers:

     "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it,
  (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the board of trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

   ProLogis has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he was or is serving as an officer or trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Item 21. Exhibits

   The exhibits to this registration statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes as follows:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       A. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

       B. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       C. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on March 29, 1999.

                                          Prologis Trust

                                                  /s/ K. Dane Brooksher
                                          By: _________________________________
                                                     K. Dane Brooksher
                                             Chairman, Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 29, 1999                            /s/ K. Dane Brooksher   ____________________________
                                                K. Dane Brooksher
                                                Chairman, Chief Executive Officer
                                                and Trustee
                                                /s/ Irving F. Lyons III*   _________________________
                                                Irving F. Lyons III
                                                President, Chief Investment Officer and Trustee
                                                /s/ Walter C. Rakowich*   __________________________
                                                Walter C. Rakowich
                                                Chief Financial Officer and
                                                Managing Director
                                                /s/ Shari J. Jones*   ______________________________
                                                Shari J. Jones
                                                Vice President
                                                (Principal Accounting Officer)
                                                /s/ Thomas G. Wattles*   ___________________________
                                                Thomas G. Wattles
                                                Trustee
                                                /s/ Stephen L. Feinberg*   _________________________
                                                Stephen L. Feinberg
                                                Trustee
                                                /s/ Donald P. Jacobs*   ____________________________
                                                Donald P. Jacobs
                                                Trustee

                                            /s/ William G. Myers*   ___________________
                                                William G. Myers
                                                Trustee
                                            /s/ John E. Robson*   _____________________
                                                John E. Robson
                                                Trustee
                                            /s/ Andre J. Teixeira*   __________________
                                                Andre J. Teixeira
                                                Trustee

*BY:                                         March 29, 1999

  /s/ K.Dane Brooksher
  ----------------------

  K.Dane Brooksher

  Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                     Sequential
  Exhibit                                                               Page
   Index                         Description                           Number
  -------                        -----------                         ----------
   3.1      Amended and Restated Declaration of Trust of ProLogis
            (Incorporated by reference to exhibit 4.1 to
            ProLogis' registration statement No. 33-73382)

   3.2      First Certificate of Amendment of Amended and
            Restated Declaration of Trust of ProLogis
            (Incorporated by reference to exhibit 3.1 to ProLogis' Form 8-K dated June 14, 1994)

   3.3 Second Articles of Amendment of Restated Declaration of Trust of ProLogis (Incorporated by reference to exhibit 4.3 to ProLogis' Registration Statement No.
            33-87306)

   3.4      Articles Supplementary relating to ProLogis' Series A
            Cumulative Redeemable Preferred Shares of Beneficial
            Interest (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

   3.5 First Articles of Amendment to Articles Supplementary relating to ProLogis' Series A Cumulative Redeemable
            Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 10.3 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

   3.6      Articles Supplementary relating to ProLogis' Series B
            Cumulative Convertible Redeemable Preferred Shares of
            Beneficial Interest (Incorporated by reference to
            exhibit 4.1 to ProLogis' Form 8-K dated February 14,
            1996)

   3.7      Articles Supplementary with respect to ProLogis'
            Series C Cumulative Redeemable Preferred Shares of
            Beneficial Interest (Incorporated by reference to
            exhibit 4.8 to ProLogis' Form 8-A dated November 13,
            1996)

   3.8      Articles Supplementary with respect to ProLogis'
            Series D Cumulative Redeemable Preferred Shares of
            Beneficial Interest (Incorporated by reference to
            exhibit 4.10 to ProLogis' Form 8-A filed on April 8,
            1998)

   3.9 Form of Articles Supplementary with respect to ProLogis' Series E Cumulative Redeemable Preferred
            Shares of Beneficial Interest (Incorporated by reference to exhibit 3.9 to ProLogis' registration statement No. 333-69001)

   3.10 Form of Articles of Merger (Incorporated by reference to exhibit 3.9 to ProLogis' registration statement
            No. 333-69001)

   3.11     Articles of Amendment of amended and Restated
            Declaration of Trust of ProLogis Trust (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended June 30, 1998)

   3.12     Articles of Supplementary Rights of Series A Junior
            Participating Preferred Shares of ProLogis Trust
            (Incorporated by reference to exhibit 3.2 to
            ProLogis' Form 10-Q for the quarter ended June 30,
            1998)

   3.13     Certificate of Amendment of Amended and Restated
            Declaration of Trust of Security Capital Industrial
            Trust (Incorporated by reference to exhibit 3.3 to
            ProLogis' Form 10-Q for the quarter ended June 30,
            1998)

   3.14     Bylaws of SCI (Incorporated by reference to exhibit
            4.3 to ProLogis' Registration Statement No. 33-83208)
